                                                                   EXHIBIT 10.37


                  LOAN SERVICING PURCHASE AND SALE AGREEMENT


     This Loan Servicing Purchase and Sale Agreement for the purchase and sale of mortgage loan servicing rights (the "Agreement") is made and entered into as of this 15th day May, 1996 by and between Western Financial Savings Bank F.S.B., a federally chartered savings institution("Buyer"), having a place of business at 23 Pasteur, Irvine, California, 92718, and Fidelity Federal Bank F.S.B., a federally chartered bank savings institution, ("Seller"), having its principal place of business at 4565 Colorado Boulevard, Los Angeles, California 90039.

     W I T N E S S E T H:

     WHEREAS, Buyer desires to buy and Seller desires to sell the Servicing Rights Seller has in certain Mortgage Loans secured by first or second liens on real estate;

     WHEREAS, the Seller has (i) originated, (ii) purchased and underwritten or
(iii) purchased the Servicing Rights to the Mortgage Loans and serviced the Mortgage Loans which are the subject of this Agreement and herein makes certain representations relative thereto; and

     WHEREAS, Buyer and Seller have agreed upon the terms set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:


     ARTICLE I.

     Definitions

     All words or phrases defined in this Article I. (except as herein otherwise expressly provided or unless the context otherwise requires) shall, for all purposes of the Agreement, have the respective meanings specified in this Article.

Section 1.01. Accounts Receivable means, including but without limitation, principal and interest Advances with respect to the Mortgage Loans, escrow account receivables and foreclosure account receivables net of escrow Advances.

Section 1.02. Advances means payments of principal, interest, taxes, insurance, ground rents, assessments and similar charges advanced on behalf of the Mortgagor under a Mortgage Loan by Seller or Buyer, as the case may be, with respect to the Mortgage Loans.

Section 1.03. Agreement means this Loan Servicing Purchase and Sale Agreement and any written, executed and delivered amendments or modifications thereto.

Section 1.04.  Borrower means the obligor on a mortgage note.

Section 1.05. Business Day means any day of the week other than Saturday, Sunday or a legal holiday or a day or portion thereof during which the Purchaser or the Seller is not open for business.

Section 1.06. Custodian is an entity acting as a Mortgage Loan document Custodian under any custodial agreement or pursuant to Agency requirements, or any successor in interest to the Custodian.

Section 1.07. Cut-off Date means the date each month coinciding with the applicable Investor accounting cycle on which a reconciliation is performed of all funds received on behalf of any Investor during the proceeding accounting cycle.

Section 1.08. Defect means any untruth, omission or incorrectness, in any material and adverse respect, of any representation or warranty contained herein.

Section 1.09.  Eligible Mortgage Loan is defined in Section 2.02.01.

Section 1.10. Escrows or Escrow Accounts means all escrow, impound and custodial accounts maintained under the Servicing Agreements or otherwise relating to the Mortgage Loans including, without limitation, all buydown accounts and all accounts established for purposes of receiving funds for the payment of principal, interest, taxes, insurance premiums, assessments and similar charges, suspense, buydown funds, completion escrow monies and unearned fees, provided such fees are deemed earned as collected relating to the Mortgage Loans and interest accrued on such funds for the benefit of the Mortgagors under the terms of the Mortgage Loan or applicable law or otherwise.

Section 1.11. Estimated Purchase Price means the amount calculated as described in Section 2.03.01 as of the Sale Date.

Section 1.12. FHLMC means the Federal Home Loan Mortgage Corporation, or any successor thereto.

Section 1.13. FNMA means the Federal National Mortgage Association, or any successor thereto.

Section 1.14. Foreclosure Mortgages means all loans which have been either recommended to the Investor for foreclosure by Seller, or are 90 days or more past due as of the Sale Date, or are actually in foreclosure.

Section 1.15. Interim Period is the period between the Sale Date and the Transfer Date.

Section 1.16. Investor means FNMA (Federal National Mortgage Association), or FHLMC (Federal Home Loan Mortgage Corporation), or any other person, party or entity that owns in whole or in part the Mortgage Loans.

Section 1.17. Liquidate means, with reference to a Mortgage Loan, to remit to Buyer all funds necessary to remove the Mortgage Loan from the Pool and to cover out-of-pocket costs and expenses for such removal paid by Buyer with respect to such Mortgage Loan.

Section 1.18. Loan Servicing Purchase and Sale Agreement means this Agreement between Buyer and Seller whereby Buyer agrees to buy from Seller and Seller agrees to sell, transfer and assign to Buyer all right, title and interest of Seller in the Servicing Rights.

Section 1.19. Mortgage means a mortgage, Deed of Trust or other instrument pledging property as security for payment of a Mortgage Note.

Section 1.20. Mortgage Documents means all documents specified in the Transfer Procedures set forth in Exhibit C and by reference made a part hereof, pertaining to a particular Mortgage Loan.

Section 1.21. Mortgage Loan means an individual Mortgage Loan the Servicing Rights of which are sold by Seller to Buyer under this Agreement as more fully identified in Exhibit A, attached hereto and incorporated herein by reference.
                      --
This term includes Eligible Mortgage Loans and Non-Eligible Mortgage Loans, but excludes Foreclosure Mortgages, even if the latter are identified on Exhibit A.
                                                                             --

Section 1.22. Mortgage Loan File means all documents relating to the Mortgage Loan that are necessary or customary for servicing in accordance with Investor guidelines and procedures, applicable law and regulatory requirements, including, but not limited to those documents described in Exhibit C.
                                                                   -

Section 1.23.  Mortgage Note means a promissory note secured by a Mortgage.

Section 1.24. Mortgagor means any pledgor of the real estate encumbered as security for a Mortgage Note.

Section 1.25. Non-Eligible Mortgage Loan means a loan that is not an Eligible Mortgage Loan as defined in Section 2.02.01.

Section 1.26. Original Mortgage Loan Files means all documents relating to the Mortgage Loan that are necessary or customary for servicing in accordance with Investor guidelines and procedures, applicable law and regulatory requirements, including, but not limited to those documents described in Exhibit C.
                               -

Section 1.27.  P & I means principal and interest.

Section 1.28. PMI means private mortgage insurance and refers to the companies providing such insurance.

Section 1.29. Pool means a group of Mortgage Loans that collateralized a mortgage-backed security issue.

Section 1.30. Private Investor means any investor, including the Seller, other than FHLMC and FNMA.

Section 1.31.  Purchase Price is defined in Section 2.03.

Section 1.32. Records means Mortgage Loan Files, insurance files, tax records, collection records, Mortgage Documents, ledgers, computer printouts and other records, data or information relating to the Mortgage Loans, the Escrow Accounts, the Pools or as otherwise provided in this Agreement.

Section 1.33. Loan Repurchase or Repurchase means that Buyer shall return to Seller all Servicing Rights related to the applicable Mortgage Loan(s) and Seller shall refund to Buyer the Purchase Price of such Servicing Rights to include the following:

      For the first five years, after the Sale Date, Seller shall reimburse Buyer the then current unpaid principal balance times 1.142%, (or .85% if the
                                                      -----       ----
loan is from Exhibit G), plus the unpaid principal balance and any premium for Mortgage Loans requested and paid for by the Investor, accrued unpaid interest paid by Buyer to Investor, plus any unpaid advances. Subsequent to the end of the five year period after the Sale Date, repurchases shall be consummated by payment of all unpaid advances then in existence, reimbursements of any premiums to Investor, the unpaid principal balance and accrued, unpaid interest paid by Buyer to Investor.

Any loan repurchase shall be completed by the parties according to Investor requirements or at the latest, within 30 days after any valid written Investor repurchase demand is made by Buyer or Investor, and after Seller has exhausted any appeal processes with Investor as provided for herein. If there is no Investor on a Mortgage Loan being repurchased, the loan repurchase shall be completed within 30 days after any demand by Buyer.

Section 1.34.  Sale Date is defined in Section 2.04.

Section 1.35.  Subservicing Fee is defined in Section 3.01.

Section 1.36. Servicing Rights means all of Seller's right to receive the servicing fee income and any and all ancillary or other income including, without limitation, late charge income, and all of Seller's right to hold and administer any related Escrows and the Records arising from or connected to any of the servicing of the Mortgage Loans identified on Exhibit A,
                                                                              --
attached hereto and incorporated herein by reference, as of the Sale Date.

Section 1.37. Settlement Date shall be defined as five (5) Business Days after Transfer Date.

Section 1.38.  T & I means taxes and insurance.

Section 1.39. Transfer means, Buyer receives from Seller originals or copies, as applicable, of all documents as outlined on Exhibit C. Seller will insure an
                                                       -
orderly transfer of servicing and comply with Buyer's transfer Instructions, (Exhibit E attached hereto and incorporated herein by reference) and such other
         -
reasonable requirements pertaining to the processing and shipping of the loan files, insurance files, tax records, collection records and any other records, including tapes and disks, that Buyer reasonably deems proper and necessary to transfer records in order to service the Mortgage Loans.

Section 1.40.  Transfer Date is defined in Section 2.05.


     ARTICLE II.

     Terms and Conditions

Section 2.01.  Purchase and Sale

     Buyer hereby agrees to buy from Seller and Seller hereby agrees to sell, transfer and assign to Buyer all right, title and interest of Seller in and to the Servicing Rights.

Section 2.02.  Eligible Mortgage Loans

     2.02.01. Eligible Mortgage Loans are limited to Mortgage Loans, as of the Sale Date, which are not (i) two monthly installments or more past due, (ii) Foreclosure Mortgages, (iii) in bankruptcy, or (iv) in litigation, (except disclosed ARM litigation, Exhibit F). Any Mortgage Loan, the facts of which place it within the situation described in (i), (ii), (iii), and/or (iv) above, shall be deemed a Non-Eligible Mortgage Loan for purposes of this Agreement. Buyer shall have no obligation on the Sale Date or at any date subsequent thereto, to pay for the Servicing Rights to any Non-Eligible Mortgage Loans; however, Non-Eligible Mortgage Loans may be transferred to and accepted at Buyer's option under and subject to all terms of this Agreement. For any Mortgage Loan for which a payoff statement was issued on or prior to the Sale Date and subsequently pays off within 30 days after the Sale Date, the loan becomes ineligible and Seller will refund any Purchase

Price paid less servicing income earned to the Purchaser. Foreclosure Mortgages, as of the Sale Date, and the Servicing Rights to such Foreclosure Mortgages, shall not be transferred to or purchased by the Buyer, as contemplated herein or if not repurchased prior to the Transfer Dates, Seller agrees to pay Buyer the sum of $500 for each Foreclosure Mortgage transferred. Seller will exercise its best reasonable efforts to see that Foreclosure Mortgages and the Servicing rights thereto are not included in Mortgage Loans identified for transfer to Buyer.

     2.02.02. Buyer reserves the right to reject, prior to the Sale Date, any Mortgage Loans where properties, based on the sole discretion of the Buyer, are delinquent or require substantial repairs due to natural disasters (including but not limited to earthquakes and floods).

Section 2.03.  Purchase Price and Terms of Payments

     2.03.01. Purchase Price. The Purchase Price shall be the result of multiplying 1.142% by the unpaid principal balance of all Eligible Mortgage
            -----
Loans as defined in Section 2.02., with the exception of that group of loans identified in Exhibit G and by reference made a part hereof, totalling 687 loans for approximately $63 million which shall be priced by multiplying .85% by the
                                                                   ----
unpaid principal balance. Notwithstanding anything to the contrary, should any Mortgage Loan(s), the Servicing Rights of which are sold hereunder, be removed from this Agreement prior to the Sale Date, pursuant to applicable provisions of the Agreement, then, in such event, the Purchase Price shall be adjusted accordingly by Buyer using the same pricing methodology used by Buyer to calculate the original Purchase Price.

     2.03.02. Terms of Payment. The payment of the Purchase Price shall be as follows:


(A) 20% of the Purchase Price ("Initial Deposit") will be paid to Seller as a credit against the Purchase Price, within three (3) business days after the execution of the Purchase and Sale Agreement, by wire transfer of immediately available funds.
     The Initial Deposit shall be refunded to Buyer together with accrued interest at the average Federal Funds Rate as published in the Wall Street Journal during the period from payment by Buyer through refund to Buyer, in the event that the Buyer declines to consummate the transaction prior to the transfer pursuant to its rights as set forth herein. The refund shall be paid within three business days from the notice by Buyer that it is declining to consummate the transaction. The Servicing fees remitted to Buyer during the Interim Period (Sale Date through Transfer Date) shall be refunded to Seller and the Subservicing fees paid to Seller during the Interim Period shall be refunded to Buyer.

(B) 70% of the Purchase Price shall be paid to Seller by wire transfer of immediately available funds, at the later of five (5) business days after the Transfer Date or upon receipt of materially all records related to the servicing of the Mortgage Loans by Buyer or Buyer's designated Custodian. The respective Transfer Dates will be the dates on which the Servicing functions are actually assumed by the Buyer and is anticipated to be June 1, 1996 for the FNMA and Private Investor loans, and June 16, 1996 for the FHLMC loans.

(C) The balance of the Purchase Price shall be paid to Seller by wire transfer of immediately available funds, at the later of 30 days after the Transfer Date or upon receipt of all remaining records and loan documents related to the servicing of the Mortgage Loans by Buyer or Buyer's custodian as directed in Section 3.03. If all documentation, other than recorded assignments from Seller to Buyer, has not been received within ten (10) business days after the Transfer Date, Purchaser shall be entitled to retain and pay upon receipt of such documentation, the pro-rata portion of the remaining Purchase Price as specified in the Agreement with respect to such Mortgage Loans for which not all documentation has been delivered to Buyer.

Section 2.03.03. Verification of Estimated Purchase Price and Other Amounts to be Transferred (a) As soon as possible, but no later than within five (5) Business Days after the Sale Date, Seller shall determine with respect to the Mortgage Loans as of the Sale Date from its books and Records and promptly notify Buyer in writing of : (i) the aggregate outstanding principal balance of all Mortgage Loans; (ii) the aggregate principal balance of all Non-Eligible Mortgage Loans; (iii) the amount of all Accounts Receivable; and (iv) the amount of Escrow Accounts. All such amounts shall be reconciled by Seller to reports generated by the Seller's automated servicing system and to reports made to the Investors and all such reports shall be sent to the Buyer within five (5) Business Days after the Sale Date. Buyer shall notify Seller of any discrepancies within ten (10) Business Days of receipt thereof.

Section 2.03.04.  Verification of Purchase Price and Other Amounts Transferred
(a) As soon as possible, but no later than within five (5) Business Days after the Transfer Date, Seller shall determine with respect to the Mortgage Loans as of the Cutoff Date immediately preceding the Transfer Date from its books and Records and promptly notify Buyer in writing of: (i) the aggregate outstanding principal balance of all Mortgage Loans; (ii) the aggregate principal balance of all Non-Eligible Mortgage Loans; (iii) the amount of all Accounts Receivable; and (iv) the amount of Escrow Accounts. All such amounts shall be reconciled by Seller to reports generated by Seller's automated servicing system and to reports made to the Investors and all such reports and reconcilements shall be sent to the Buyer within five (5) Business Days after the Transfer Date. Upon receipt of the above, Buyer shall notify Seller of any discrepancies within ten (10) Business Days.

Section 2.04.  Sale Date

     The Sale Date shall be May 31, 1996, for the FNMA and FHLMC and Private
                            -------------
Investor Servicing Rights as described in Exhibit A. Ownership of all the Servicing Rights shall be transferred to Buyer on the Sale Date and Seller shall subservice the Mortgage Loans on behalf of Buyer, pursuant to Section 3.01 below, from the Sale Date to the Transfer Date.

Section 2.05.  Transfer Date

     The Transfer Date shall be the date on which the Buyer assumes the physical servicing administration of the Mortgage Loans. The transfer date shall be June
                                                                           ----
1, 1996 for the FNMA and Private Investor loans and June 16, 1996 for the FHLMC
- -------                                             -------------
loans assuming that the conditions to such transfer have been met. On the Transfer Date, Buyer shall relieve Seller of its subservicing responsibilities for the Mortgage Loans transferred. The latest date for the posting of transactions by the Seller shall be the close of business May 31, 1996 for the
                                                          ------------
FNMA and Private Investor loans and June 15, 1996 for the FHLMC loans.
                                    -------------

Section 2.06.  Conditions of Sale

     2.06.01. The obligations of Buyer hereunder shall be subject to the satisfaction of the following conditions or Buyer's written waiver thereof:

(A) Delivery by Seller to Buyer of Investor's written approval of the transfer of Servicing Rights and responsibilities to Buyer prior to Transfer Date.

(B) The material accuracy of all Seller representations and warranties as of the Sale Date and Transfer Date.

(C) Material compliance by Seller with all its obligations hereunder as of the Transfer Dates.

(D) Except as disclosed in Exhibit "F", Seller has no knowledge of any litigation, legal or regulatory proceeding pending, threatened or contemplated against the Seller which would have a material adverse effect, in the Buyer's reasonable opinion, upon the related Servicing Agreements, the Mortgage Loans, the Servicing Rights, or the transactions contemplated herein, or the ability of the Seller to consummate the transaction contemplated herein or to perform the obligations of the Seller under this Agreement as of the Sale Date and the Transfer Date.

(E) Prior to Sale Date, Buyer's receipt of the resolution of the Board of Directors of the Seller approving the execution of the delivery and performance of this Agreement certified by the Secretary or an Assistant Secretary of the Seller (Exhibit D).
                                      -

     2.06.02.  In the event of the failure of any condition set forth in Section
2.06.01 prior to the Transfer Date, after notice and a thirty (30) day period during which Seller shall have the right to cure such failure, Buyer may elect to cancel and terminate this Agreement and forthwith receive refund of all sums paid to Seller including but not limited to the any deposits together with per diem interest at the average Federal Funds Rate as published in the Wall Street Journal during the period from payment by the Buyer through refund to the Buyer, and subservicing fees paid to Seller less any servicing fees actually remitted to Buyer in accordance with 3.01 from the date such funds were deposited with Seller through the date of cancellation or termination.

     2.06.03 The obligations of Seller hereunder shall be subject to the satisfaction of each of the following conditions or Seller's written waiver thereof:

     (A) Prior to Sale Date, Seller's receipt of the resolutions of the Board of Directors of Buyer approving the execution, delivery and performance of this Agreement certified by the Secretary or Assistant Secretary of Buyer.

     (B) The material accuracy of all of Buyer's representations and warranties as of the Sale Date and Transfer Date.

     (C)  Compliance by Buyer with all of its obligations hereunder.

     (D) Approval by Investor to transfer the Servicing Rights to the Buyer as contemplated herein.

     (E) Execution of a mutually acceptable Servicing Agreement with respect to Seller's Mortgage Loans.

Section 2.07.  Division of Costs

     Seller shall pay all costs incurred by Seller in the performance of its obligations under this Agreement, including but not limited to fees for Seller's attorneys, accountants, Seller's computer service and related costs and broker, Countrywide Servicing Exchange. Seller shall pay the applicable Investor transfer fee(s) for the Mortgage Loans transferred to the Buyer. Seller shall prepare individual assignments and interim or intervening assignments as required on each of the Mortgage Loans to complete the chain of title to the Buyer and/or Investor as applicable and as required by Investor guidelines, regulations or requirements, or state or federal law. Seller shall record all such assignments, except those from Buyer to Investor, and deliver all unrecorded assignments to Buyer, within five (5) business days after Transfer Date, at its own expense. Prior to the Settlement Date the Seller will deliver to the Buyer the Seller's certification that such assignments have been prepared as provided herein and mailed for recording and Seller shall deliver copies of such assignments sent for recording to the Buyer. All assignments sent for recording or copies thereof sent to Buyer shall contain the Seller's and Buyer's loan numbers. Substitutions of Trustee are to be prepared and recorded on each individual loan, in each respective county at Seller's expense. On Seller owned Mortgage Loans, a Power of Attorney will be provided to Buyer to allow Buyer to execute all necessary documents to process foreclosures and or documents to discharge the lien and or any other documents needed to service the Mortgage Loans pursuant to the Agreement.

     Buyer shall pay all costs incurred by Buyer in the performance of its obligations under this Agreement including, but not limited to, fees for Buyer's attorneys, accountants, computer services, and related costs.

Section 2.07.01  Transportation Costs

     Seller shall pay for all costs associated with the shipment of all Records and Mortgage Loan Files required to be transferred to Buyer or Buyer's Custodian hereunder. Seller shall bear the risk of loss during transit until such Records and files are received by the Buyer, or Buyer's Custodian.


     ARTICLE III.

     Covenants of Servicer

Section 3.01.  Servicing Duties Prior to and Subsequent to Transfer Date

     Seller shall subservice for Buyer, during the Interim Period, the Mortgage Loans in accordance with all applicable Investor regulations and procedures, laws and regulations, and generally accepted prudent servicing standards.
During the Interim Period, Seller shall not accept, with respect to any Mortgage Loan, any payment insufficient to maintain or restore the Mortgage Loan to a state of current status, including partial payments and short payments of full P.I.T.I. except as required by applicable law or regulation, existing agreements, or Investor requirements. During the Interim Period, Buyer shall be entitled to receive all (100%) of the Servicing Fees net of the sum of curtailment interest expense on FHLMC loans less the Subservicing Fee of $5.50
                                                                         -----
per loan plus ancillary income including but not limited to late charges, assumption fees, and miscellaneous fees. The Servicing Fees are to be calculated and reported to the Buyer no later than the third (3rd) Business Day after the Investor cutoff. All service fees shall be paid to the Buyer and shall be paid within five (5) business days after the Investor's cutoff date. The Seller will retain all escrow balances and any benefit derived therefrom including, but not limited to, late charges collected during the Interim Period. Seller shall prepare and deliver such reports as reasonably requested by the Buyer during the Interim Period. Examples of such reports are described in
3.01.02 below. Within two (2) Business Days after the Transfer Date, Seller shall deliver to Buyer, Seller's trial balance or a substitute acceptable to Buyer of Mortgage Loans as of the Cutoff Date immediately preceding the Transfer Date and all other Records described herein if not previously delivered to Buyer as required hereunder.

     3.01.01 Except as required by applicable law or regulation, Seller shall not waive any individual escrow requirements on the Mortgage Loans during the Interim Period without the express written consent of the Buyer.

     3.01.02 The Seller's possession of any portion of the Mortgage Documents and Mortgage Loan Files after the Sale Date shall be at the will of the Buyer for the sole purpose of facilitating Servicing of the Mortgage Loans during the Interim Period, and such retention and possession by the Seller is in a custodial capacity only. During the Interim Period, on the terms set forth in
Section 3.01 above, Seller shall deliver to Buyer, on a monthly basis for each month commencing on the Sale Date, the reports specified as investor reporting documentation requirements in Exhibit B.
                                      -

Section 3.02. Investor reporting documentation and remittance requirements are specified in Exhibit B.
                     -

1. The T&I and buydown custodial account balances shall be based on the positive escrow balance plus accrued escrow interest through the Transfer Date, less escrow advances. Seller shall deliver such funds to Buyer within five (5) business Days after the Transfer Date.

2. The P&I funds shall be paid to Buyer five (5) Business Days after the Cutoff Date immediately preceding the Transfer Date via wire transfer of immediately available funds.

3. No adjustments are to be made to the Pools and the Mortgage Loans in the Pools between the Sale Date and the Transfer Date without Buyer's written consent and Investor approval unless such adjustments are normal and customary and are made in accordance with Investor guidelines.

     Buyer will verify the P&I, T&I and Buydown Custodial Account balances within five (5) Business Days after receipt of the supporting documentation. Any discrepancies between Buyer and Seller will be resolved within ten (10) Business Days.

4. Seller will complete all investor reporting and remitting for the activity up to and including the Transfer Date.

Section 3.03.  Transfer of Records.

     3.03.01. At its sole expense, Seller shall deliver to Buyer all documents, files, reports and similar items as set forth in Exhibit B and Exhibit C
                                                         -             -
attached hereto and by reference made a part hereof. All Original Mortgage Loan Files and Microfiche Jackets must be delivered to Buyer's office no later than the fifth (5th) Business Day after the respective Investor Transfer Date. Mortgage Loan Files shall be delivered to:

          Western Financial Savings Bank, F.S.B.
          23 Pasteur
          Irvine, CA  92718
          Attn:  Paul Mattheson, 3rd Floor, Loan Service

     3.03.02. All custodial files held by the Seller's Custodian shall be delivered to the office of Buyer's Custodian, or as otherwise directed by the Buyer, within five (5) Business Days after the Transfer Date.

Custodial files for FNMA shall be delivered to: Same

     3.03.03.  Payments and Notices received After Transfer Date

     Seller and Buyer acknowledge that, during the sixty (60) day period after the Transfer Date, all correspondence and funds received by Seller in connection with the Mortgage Loans, including, but not limited to, tax bills, insurance premiums, principal, interest, mortgage guaranty or mortgage insurance payment bills, insurance loss drafts, tax refunds and all other types of payments, are to be immediately paid over to the Buyer without offset or deduction. Buyer shall be entitled to the service fees and other servicing related income on all such payments. During the first thirty (30) day period such correspondence and funds shall be identified by the Seller by the Seller's loan numbers and shall be immediately delivered to the Buyer at the Seller's expense by overnight courier, for the next Business Day delivery, at the address for notice to Buyer. During the second thirty (30) day period, Seller shall use regular mail to make such delivery to Buyer. In addition, the Seller shall deliver or cause to be delivered to the Buyer, as promptly as practicable after receipt by the Seller, copies of all correspondence received from any Borrower or otherwise relating to the Mortgage Loans. Following such sixty (60) day period, all such funds and correspondence shall be returned by Seller to the sender with a letter of explanation, a copy of which letter shall be sent to the Buyer. Funds accepted by Seller shall be forwarded to Buyer with a letter of explanation.

Section 3.04.  Service Bureau Cooperation

     The Seller and Buyer will cause their respective service bureaus and/or EDP departments to cooperate with each other. Seller shall deliver a test tape, trial tape and an accurate conversion tape at the request of the Buyer. Seller will provide a written report of all such reports, computer file layouts, and definitions as needed to facilitate automated transfer, which may be reasonably requested. Costs incurred by the Seller in the performance of these aforementioned requirements will be borne by the Seller.

Section 3.05.  Investor Approvals and Costs

     3.05.01. Prior to the respective FNMA Private Investor and FHLMC Transfer Dates, Seller shall have secured and delivered to the Buyer, the written Investor approvals, satisfactory to Buyer, to transfer the Servicing Rights contemplated hereunder, together with all requisite approvals for the transfer of custodial and trust documentation and funds (i.e., P&I and T&I) to Buyer.

     3.05.02. Seller will satisfy all Investor requirements to transfer effectively the Servicing Rights from Seller to Buyer and pay and bear any and all reasonable fees imposed by the Investor to effect the transfer.

Section 3.06.  Year-end Reporting

     Seller shall be responsible for all government and regulatory reporting pertaining to servicing activities prior to the Transfer Date including but not limited to all 1996 year-end Statements to the Mortgagors and to government
               ----
agencies, such as Form 1099s, 1098s, K-1s and HMDA reporting. Buyer shall be responsible for all such reporting pertaining to servicing activities after the Transfer Date.

Section 3.07.  Interest on Escrow

     Seller shall indemnify and hold Buyer harmless from any and all claims, damages, costs and/or liabilities arising out of or in connection with Seller's obligations to pay interest on Escrow Accounts up to the Sale Date. Within five
(5) business days after the Transfer Date, Seller shall remit to Buyer a sum equal to the interest accrued on impounds as of the Sale Date along with reports separately detailing the accrued but unpaid interest as of the Sale Date and as of the Transfer Date.

Section 3.08.  Notification to Mortgagors

     No later than fifteen (15) days prior to the Transfer Date, Seller shall mail to all Mortgagors, at Seller's cost and expense, a notice advising them of the occurrence of the sale contemplated hereby and when and where to make payments on and after the Transfer Date and such other disclosures as required by Investor or Federal or State law. The letter effecting such notification shall be reviewed and accepted by Buyer prior to mailing to Mortgagors. In any event, such notification will be in compliance with all Investor, Federal and State requirements. Buyer shall at its own expense, within the time period provided by applicable Federal or State law provide such notification required to be given by Buyer with respect to the transfer of Servicing Rights pursuant to this Agreement.

Section 3.09.  Notification to Insurance Carriers

     Seller shall mail a notice to all appropriate insurance companies, with respect to the property securing each Mortgage Loan of the occurrence of the sale contemplated hereby and request the following:

     3.09.01. The fire and extended coverage policy with respect to the property securing each Mortgage Loan, shall name Buyer, its successors and assigns as mortgagee.

     3.09.02. The Private Mortgage Insurance companies and optional insurance companies Records reflect Buyer as servicer of the Mortgage Loans.

     3.09.03. Any flood insurance policy and the catastrophe insurance policy, with respect to the property securing each Mortgage Loan, shall name Buyer, its successors and assigns as an insured and contain a lender's loss payable endorsement in favor of Buyer, its successors and assigns.

Section 3.10.  Payment of Property Insurance and Mortgage Insurance Premiums

     Seller shall pay, or cause to be paid, prior to the Transfer Dates, all property and mortgage insurance premiums due prior to and including the Transfer Date and those due 30 days after the Transfer Date. On the Transfer Date, Seller shall provide to Buyer a list of those loans on which insurance premiums are due but, despite Seller's best efforts, it has been unable to pay due to non receipt of premium billing or for other reasons outside of Sellers control. Seller agrees to forward to Buyer within three (3)

Business Days of receipt all such insurance bills received by Seller.

3.11.  Payment of Property Taxes

     3.11.01. Seller shall pay or cause to be paid, on all impounded loans, prior to the Transfer Date, all real estate tax bills issued by the jurisdictions (including all interest, late payments and penalties in connection therewith) that are due to each taxing authority and relating to the property securing the Mortgage Loan prior to the Transfer Date. All delinquent taxes will be advanced on those non-impounded loans with the exception of those tax installments due April 10, 1996 and December 10, 1996 and those tax installments due December 10, 1995 and April 10, 1996 for the Seller owned loans. Seller agrees to forward to Buyer within three (3) Business Days of receipt thereof of all tax bills received by the Seller. Mortgage Loans with five year pay plans for delinquent taxes are not acceptable. Mortgage Loans for which Seller is the Investor and for which Seller has entered into agreements for the repayment of advances, and five year payment plans for delinquent taxes are acceptable.

     3.11.02. Seller shall forward to Buyer, within three (3) Business Days after Seller's receipt thereof, all property tax bills received by Seller relating to the Mortgage Loans and which are due more than thirty (30) days after the Transfer Dates.

     3.11.03. For the first sixty (60) days following the Transfer Date, such delivery shall be made by overnight express service and shall be delivered to the address referenced in Section 3.03.01.

     3.11.04. Seller will insure that all tax identification information for each Mortgage Loan is maintained on Seller's servicing system to allow the automated transfer of such data on the Transfer Date.

     3.11.05. Seller will load all available hazard insurance policy numbers in a manner that will allow automated transfer of such data on the Transfer Date.

     3.11.06. Seller shall load all PMI Certificate numbers on Seller's servicing system to allow the automated transfer of such data on the Transfer Date.

     3.11.07. Seller, prior to Transfer Date, shall correctly code all conventional insured loans on its system to allow the automated transfer of such data on the Transfer Date.

     3.11.08. Seller shall insure that the appraisal values maintained on its system are accurate, as of the date of the last appraisal, prior to the Transfer Date.

     3.11.09.  Seller shall cause Lereta Tax Service to perform an audit of all
                                  ------------------
loans to determine if there are any unpaid taxes outstanding as of the Transfer Date, and issue a certification to Buyer stating all taxes due have been paid, or list all such outstanding taxes due with explanations of why the taxes are not paid. Buyer has the option to decline to accept any Mortgage Loan that has outstanding taxes owed.

     3.11.10. On the Transfer Date, Seller shall cause Seller's tax service to provide Buyer's tax service with all necessary data to facilitate the transfer of service.

Section 3.12.  Assumptions

     Simultaneously with the delivery of the Mortgage Loan Files after the Transfer Date, Seller shall deliver to Buyer a list of Mortgage Loans on which Seller has received written notice of pending assumptions. Such list shall include the assuming Mortgagor's name and social security number, Seller's Mortgage Loan number, and, if any, the name and social security number of co-borrowers. Additionally, Seller shall provide to Buyer copies of any assumption instructions Seller has issued.

Section 3.13.  No Solicitation Rights of Buyer and Seller
               Solicitation Prohibition

     From and after the Sale Date, Buyer and any of its affiliates, has the unconditional right to directly or indirectly solicit, by means of direct mail, telephonic or personal solicitation, or otherwise, the Borrowers/Mortgagors of any of the Mortgage Loans subject to this Agreement, for purposes of prepayment, refinance, modification of such Mortgage Loans, optional insurance or for any related or other types of products or services offered by Buyer or any of its affiliates, for the life of such Mortgage Loans.

     From and after the Sale Date, Seller, its agents and affiliates, shall not directly or indirectly, solicit, and Seller shall exercise reasonable efforts to prevent any of its agents and affiliates from directly or indirectly soliciting, by means of direct mail, telephonic, personal solicitation, or otherwise, the Mortgagors/Borrowers of any of the Mortgage Loans subject to this Agreement, for purposes of prepayment, refinance, or modification of such Mortgage Loans, optional insurance or for any related or other types of products or services offered by Seller or any of its affiliates or agents, for the life of such Mortgage Loans. Notwithstanding the foregoing prohibition on Seller, it is understood and agreed that promotions undertaken by Seller or any affiliate or agent of Seller which are directed at the general public at large or to Seller's depositors and other non-mortgage customers, including without limitation mass-mailings based on commercially acquired mailing lists, and newspaper, radio and television advertisements, shall not constitute solicitation under this section.

In spite of the above, Seller does not grant Buyer the right to send a solicitation that solely solicits the borrower for prepayment, refinance or modification of a Mortgage Loan which is owned by the Seller. Buyer may, however, make a solicitation that includes a solicitation for prepayment, refinance or modification on any and all Mortgage Loans owned by Seller that are subject to this Agreement, so long as such solicitation includes other types of products, services, and/or insurance offered by Buyer or any of its affiliates.

Section 3.14.  Powers of Attorney

     On the Transfer Date, Seller shall deliver to Buyer a special Power of Attorney, in a form satisfactory to Buyer and its counsel, empowering Buyer to endorse in the name of Seller, Mortgage Loan payment checks, loss draft checks relating to Mortgage Loans, and similar items to Buyer. Such Powers of Attorney shall expire on December 30, 1996.
                -----------------

Section 3.15.  Escrow and Escrow Analysis

     3.15.01 Seller shall refund any escrow overages (surpluses) in excess of $50 as a result of escrow analysis prior to the Transfer Date. All negative balances will be researched and analyzed prior to transfer.

     ARTICLE IV.

     Representations and Warranties

Section 4.01.  General Representation and Warranties of Seller

     Seller hereby represents and warrants that as of the Sale Date and as the Transfer Date:

     4.01.01. Seller is a duly organized and validly existing federally chartered savings institution.

     4.01.02. This Agreement has been duly authorized on behalf of Seller by all requisite corporate action as a valid and existing obligation of Seller, enforceable against Seller in accordance with its terms, subject to laws respecting bankruptcy, receivership, insolvency and other laws affecting creditor's rights generally.

     4.01.03. Seller has good and marketable title to all the Servicing Rights, and is aware of no adverse claims to or encumbrances on such rights. Seller has the sole right and authority to sell the Servicing Rights to Buyer and is not contractually or otherwise obligated to sell the Servicing Rights to any other party. Neither the Mortgage Loans nor the Servicing Rights are hypothecated, assigned or pledged as collateral for any obligations of Seller, provided, however, loans for which Seller is the Investor, (exclusive of the Servicing Rights, therefor) may be hypothecated, assigned or pledged as collateral.

     4.01.04. Neither the execution of this Agreement nor the consummation of this transaction results in a violation of Seller's articles of incorporation or bylaws, is a breach of or constitutes an event of default under any contract, loan agreement, indenture, mortgage or other undertaking to which Seller is subject, nor violates any outstanding judgment, order, injunction, law, rule or regulations to which Seller is subject or by which it or its properties may be bound.

     4.01.05. No authorization, approval or consent of or declaration of filing including, but not limited to, any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with any governmental authority or regulatory body, Federal, State or local, is necessary or required of the Seller in connection with the execution and delivery of this Agreement or the performance by the Seller, except approval from the Investor for the transfer of the Servicing Rights to the Buyer.

     4.01.06. The Seller's capital level exceeds the minimum regulatory requirements for a "well capitalized" institution as of the Sale Date.

Section 4.02. Representations and Warranties of Seller Relating to the Pools and Servicing Rights:

     Seller represents and warrants that as of the Sale Date:

     4.02.01. Seller has been duly and validly authorized to sell, assign and transfer the Servicing Rights, and the sale will be in compliance with all laws, regulations and guidelines under which Seller operates, subject to approval of such transfer by the Investors.

     4.02.02. Except for the relevant servicing contracts, the Seller has not entered into any contract affecting the Servicing Rights which is or will be binding to Buyer.

Section 4.03. Representations and Warranties of Seller Relating to the Servicing of the Mortgage Loans:

     Seller represents and warrants that as of the Sale Date and the Transfer
Date:

     4.03.01. (i) The unpaid balances of the Mortgage Loans are as stated in the Mortgage Documents and Mortgage Loan Files to be delivered to Buyer. All payments received by Seller with respect to any Mortgage Loan have been remitted and properly accounted for as required by the Investors.

              (ii) No payment of principal or interest on any such Mortgage Loan has been forgiven, suspended or rescheduled except as disclosed and no waiver, alteration or modification has been made to the terms or provisions of such Mortgage Loans except as allowed by Investor guidelines, regulations or requirements.

     4.03.02. Except as disclosed in Exhibit "F", and by reference made a part hereof, there are no actions, claims, litigation, lawsuit or governmental investigations pending or, to the knowledge of the Seller, threatened that relate to the Servicing Rights, the Mortgage Loans or any of them, other than usual and customary actions such as foreclosure proceedings.

     4.03.03. Seller has and will keep in full force and effect an Errors and Omissions policy with respect to its servicing operations and a Financial Institution's Fidelity Blanket Bond in an amount sufficient to comply with Investor guidelines. Such policies shall be maintained for a period of no less than one year subsequent to the Transfer Date.

     4.03.04. There is in force with respect to mortgaged property subject to any Mortgage Loan, (i) a hazard insurance policy issued by an insurance carrier, which provides at a minimum for fire and extended coverage in an amount not less than the outstanding principal balance of the Mortgage Loan or guaranteed replacement value of improvements, whichever is less, and, conforms with Investor guidelines and applicable statutes and (ii) if required by the flood Disaster Protection Act of 1973, a flood insurance policy in an amount representing coverage not less than the lesser of: (1) the outstanding principal balance, or (2) the maximum amount of insurance which is available under such Act.

     4.03.05. Accounts Receivable: The Accounts Receivable are valid and existing accounts owing to Seller, and are carried on the books of Seller at values determined in accordance with generally accepted accounting principles, and are not subject to any setoffs or claims of the account debtor arising from acts or omissions of, or otherwise known to, Seller.

     4.03.06. Missing Social Security Number: Forms W-8 or W-9 The Seller will, at the Transfer Date, provide a report satisfactory in form and content to the Buyer to substantiate compliance with Internal Revenue Service and other applicable U.S. Treasury Department regulations and requirements applicable to reporting of interest and obtaining Social Security numbers. The Seller also agrees to provide the certification of an authorized officer of the Seller certifying that the Seller has complied with all Internal Revenue Service and U.S. Treasury Department requirements for due diligence in obtaining and maintaining tax identification numbers for each Mortgage Loan. In addition to the foregoing, the Seller agrees to reimburse the Buyer for any and all penalties and/or costs incurred because of Internal Revenue Service and, or, U.S. Treasury Department requirements for any missing tax identification numbers and forms incurred as a result of infractions which occurred prior to the Transfer Date.

     4.03.07. All Investor Pools have been properly certified and/or recertified as required by Investor requirements and otherwise comply with all Investor requirements and regulations.

Section 4.04.  Representations and Warranties Relating to Mortgage Loans:

     Seller represents and warrants that as of the Sale Date and Transfer Date:

     4.04.01. The Mortgage Note and the related Mortgage (or Deed of Trust) are genuine and each is a legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the Mortgage and each Mortgage Note and Mortgage have been duly and properly executed by such parties, and is properly assigned in the name of the Investor.

     4.04.02. The terms of each Mortgage Note and Mortgage have not been modified, no party thereto has been released in whole or in part and no part of the mortgaged property has been released unless approved by the Investor, if required. The full original principal amount of the Mortgage has been advanced to the Mortgagor or paid to third parties on his behalf in accordance with Investor guidelines, regulations and requirements.

     4.04.03. To Seller's knowledge there are no uninsured casualty losses or casualty losses where coinsurance has been, or Seller has reason to believe it will be, claimed by the insurance company or where the loss, exclusive of contents, is greater than the net recovery from the hazard insurance carrier.
No casualty insurance proceeds have been used to reduce Mortgage Loan balances or for any other purposes except to make repairs to the mortgaged premises or as otherwise allowed by the Investor. All damages with respect to which casualty insurance proceeds have been received by or through Seller have been properly repaired or are in the process of such repair with such proceeds in accordance with Investor requirements, regulations and guidelines.

     4.04.04. All other documentation with respect to the Mortgage Loans has been properly and accurately completed and executed and all documents required by the Investor and necessary to service the Mortgage Loans are in Mortgage Loan Files or such documentation is held in the Seller's Pool custodial files held by the Seller's document custodian.

     4.04.05. The PMI premiums, if applicable, have been paid. Seller has not acted or failed to act in any manner, the effect of which with respect to each Mortgage Loan would be to invalidate the contract of insurance or guarantee with the PMI carriers.

     4.04.06. Each Mortgage Loan meets, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury and no Mortgage Loan is usurious.

     4.04.07. Each Mortgage Loan was originated by Seller or purchased by Seller from an approved third party originator or correspondent in conformity with the requirements of all applicable federal and state laws, rules or regulations governing consumer credit and truth-in-lending and Investor guidelines and requirements. Each Mortgage Loan was made in compliance with all other laws, rules and regulations pertaining thereto and there occurred no fraud by the Borrower, Mortgagor or any other party or entity.

     4.04.08. Seller has no knowledge of damage to the property securing a Mortgage Loan by fire, windstorm or other casualty, or any other circumstances or conditions which would cause any Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loans. If timely repair is presently being undertaken with casualty insurance proceeds or an insurance claim is being processed with the appropriate insurance company, no breach of this warranty shall occur provided the repaired property securing a Mortgage Loan is restored to substantially the same condition it was in prior to the casualty.

     4.04.09. No Mortgage Loan has been originated and/or serviced in violation of (a) any applicable federal or state law or regulation, or (b) the rules, regulations or requirements of (i) any regulatory agency having jurisdiction over Seller or (ii) any insurance company in any way associated with any Mortgage Loan, the effect of which violation, (1) would impair, invalidate or reduce (i) any Investor approvals, (ii) any private insurer (iii) any title insurance policy, (iv) any hazard insurance policy, (v) any flood insurance policy required by the National Flood Insurance Act of 1968 as amended, (vi) any tax liens or assessment or (vii) any fidelity bond direct surety bond or errors and omissions insurance required by FNMA and private Mortgage insurer, or any investor; or (2) would result in a breach of a representation or warranty made by Seller to Buyer or its successors and assigns hereunder or made by Seller to any Investor; or (3) would result in Buyer, or its permitted assigns, having to repurchase or incur curtailment of full reimbursement or enter into any form of indemnification agreement with respect to such Mortgage Loan, or pay a fine.

     4.04.10. Seller shall have properly conducted an escrow analysis for each Mortgage Loan during the preceding twelve month period ending on the Transfer Date in compliance with Federal,

State and RESPA regulations. All books and conditions with respect to each Mortgage Loan shall be in good condition and shall have been adjusted to reflect properly the results of the escrow analysis. Seller shall have delivered notification to the Mortgagor under each Mortgage Loan of all payment adjustments resulting from such escrow analysis.

     4.04.11. Seller has not been informed that any property subject to a Mortgage has been or will be condemned, except if such condemnation will not have a material adverse effect on the value of such property or its status as security for a Mortgage Loan.

     4.04.12. All documents submitted are genuine, and all other representations as to each such Mortgage Loan are true and correct and meet the requirements and specifications of all parts of this Agreement.

     4.04.13. Seller represents that to the best of its knowledge as of the Transfer Dates there are no properties securing Mortgage Loans subject to this Agreement which are subject to any homeowner's assessment which impairs or could impair the first lien priority on such properties.

     4.04.14. All Mortgage Loans have been properly serviced in all material respects in accordance with Investor guidelines, regulations and requirements.

     4.04.15. Where applicable law requires the payment of interest on Escrow Accounts, all such interest has been properly accrued and credited.

     4.04.16.  Left blank intentionally

     4.04.17. To the best of Seller's knowledge, each Mortgage Loan that may have been damaged due to earthquake, flood, fire or other natural disaster has been fully repaired and restored, each loan file will have documentation to substantiate required major repairs.

     4.04.18. Each Mortgage Loan has a lender's policy of title insurance that extends coverage to its successors and assigns as additional named insured of said policy of title insurance running for the benefit of the Seller, its successors or assigns.

     4.04.19. All interest rate adjustments with respect to adjustable rate mortgage loans, which have converted to fixed rate mortgage loans, including periodic adjustments and the conversion adjustment, have been calculated properly and made in accordance with the terms of the related Mortgage Note.

     4.04.20. All interest rate adjustments with respect to adjustable rate mortgage loans, have been calculated properly and made in accordance with applicable law.

Section 4.05.  Representations and Warranties of Buyer

     Buyer hereby represents and warrants as follows:

     4.05.01. Buyer is a duly organized federally chartered savings institution, and validly existing at 23 Pasteur, Irvine, California, 92718, in good standing. Buyer is in good standing in each jurisdiction in which the failure to be in such good standing would have a material adverse effect on the consummation of the transaction contemplated hereby or the Pools, Mortgage or Servicing Rights.

     4.05.02. This Agreement has been duly authorized by all requisite corporate and regulatory action as deemed necessary and is a valid and existing obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to laws respecting bankruptcy, receivership, insolvency and other laws affecting creditors' rights generally.

     4.05.03. The execution and consummation of this transaction do not result in a violation of Buyer's articles of incorporation or bylaws, and do not result in a breach of or constitute an event of default under any contract, loan agreement, indenture,mortgage or other undertaking to which Buyer is subject nor violate any outstanding judgment, order, injunction, law rule or regulation to which Buyer is subject or by which it or it's properties may be bound.

     4.05.04. Buyer, is an approved Seller-Servicer, in good standing with the Investors and has requisite financial criteria and adequate resources necessary to complete this transaction.

     4.05.05. There is no litigation, legal proceedings, or regulatory actions pending, or threatened against the Buyer which can reasonably be expected to have a material adverse effect upon this Agreement, or the transaction contemplated hereunder, or Buyer's ability to perform its obligations hereunder.

     4.05.06. The Buyer will service the Mortgage Loans in compliance with all applicable FNMA/FHLMC and PMI company guidelines and regulations and shall comply with all applicable state laws after the Transfer Date.

     4.05.07. No authorization, approval or consent of, or declaration of filing including, but not limited to, any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with any governmental authority or regulatory body, federal, state or local, is necessary or required of Buyer in connection with the execution and delivery of this Agreement or the performance by Buyer hereunder, except approval from the investor for the transfer of the Servicing Rights to Buyer.

     4.05.08. The Buyer's capital level is in full compliance with all Regulatory and Investor requirements as of the Sale Date.

Section 4.06.  Survival

     All representations and warranties contained herein, and all rights of the parties arising hereunder, shall remain in force for the life of each Mortgage Loan and for one (1) year thereafter relative to the Mortgage Loans, Mortgage Documents and Mortgage Loan files, and for a period of ten (10) years after Transfer Date(s) relative to the Servicing of the Mortgage Loans.


     ARTICLE V.

     5.01.  Indemnification of Buyer by Seller

     5.01.01. Seller hereby agrees to indemnify and hold Buyer harmless, against any claim, cause of action, suit, proceeding or demand, and any and all losses, liabilities, costs and expenses of any nature whatsoever associated therewith ("Buyer's Claims") arising out of, or in connection with, directly or indirectly, any breach of any representation or warranty or any other obligation of Seller under this Agreement or otherwise, resulting from any state of facts and or conditions existing on or before the Transfer Dates involving the Servicing Rights, Mortgage Loans and/or Pools subject to this Agreement, including but not limited to:

(A) In the event any Investor requests or demands repurchase of any Mortgage Loan and/or the Servicing Rights to which are transferred under this Agreement, for any reason, or requires Buyer to indemnify such Investor with respect to a Mortgage Loan, Seller shall indemnify and hold Buyer harmless and make Buyer whole pursuant to any such repurchase and indemnity required or demanded by Investor. This shall include, but is not limited to Seller agreeing upon Buyer's demand to repurchase any Mortgage Loan and Repurchase the Servicing Rights where there occurred fraud by the Borrower, Mortgagor, or any other party, whether or not Seller had reason to believe or know that such fraud occurred or existed.

(B) Any and all Buyer's Claims involving misrepresentations, breach of warranty or nonfulfillment of any agreement or duty of Seller involving the Pools, Mortgage, Mortgage Loans, or this Agreement and based upon a state of facts existing on or before the Transfer Dates.

(C) Any and all Buyer's Claims involving unfair collection practices, failure to disclose, deceptive acts or practices, breach of contract, the collection of usurious interest and the like, pertaining to the subject matter of this Agreement, and based upon a state of fact existing on or before the Transfer Date.

(D) Any and all Buyer's Claims involving tax and insurance payments or escrow deposits relating to the subject matter of this Agreement upon which tax and insurance escrow deposits are provided for in the instruments securing the Mortgage Loans and which were payable on or before the Transfer Date.

(E) Any and all actions of prior owners or servicers of the Mortgage Loans and of Seller, its employees, representatives and agents, whether by omission, acts, or commission, pertaining to the subject matter of the Agreement and occurring prior to the Transfer Date which materially adversely affect the enforceability of the instruments securing a Mortgage Loan or the collectability of the Mortgage Notes.

(F) Any misrepresentation made by Seller pursuant to this Agreement, or in any schedule, statement or certificate furnished by Seller pursuant to this Agreement.

(G) Any breach of a representation or warranty by Seller, or the nonfulfillment of any covenant or obligation of Seller contained in this Agreement, or in any schedule, statement or certificate furnished by Seller pursuant to this Agreement.

(H) This indemnity of the Buyer by the Seller, provided in this Article V. shall remain in full force and effect regardless of any investigation made by Buyer or its representatives.

     5.01.02. Seller has disclosed to Buyer that it is a defendant in several individual and purported class actions concerning the manner in which Seller has adjusted the applicable interest rate or other terms on adjustable rate Mortgage Loans and that there is a potential for additional similar or different claims or actions to be made or brought with respect to other adjustable rate Mortgage Loans (collectively, the "ARM Claims"). Seller hereby agrees to indemnify, defend, and hold harmless Buyer and Buyer's parent companies, subsidiaries, affiliates, officers, directors, employees and agents from and against all ARM Claims and any and all losses, liabilities, damages, punitive damages, assessments, liabilities, judgments, settlements, fees, fines, court costs, attorneys' fees and other costs and expenses of any nature whatsoever associated herewith, including, without limitation, all ARM Claims that directly or indirectly arise from, are associated with or relate to (a) Seller's servicing of the adjustable rate Mortgage Loans on or before the Transfer Date(s) and (b) after the Transfer Date(s), Buyer continuing to service the adjustable rate Mortgage Loans substantially in the same manner as Seller did on or before the Transfer Date(s), provided that Buyer provides reasonably prompt notice of any such ARM Claims to Seller and provides reasonable cooperation to Seller and its counsel in the conduct of any defense. Seller shall have the sole right and responsibility to select counsel to defend the ARM Claims and such counsel may jointly represent Seller and Buyer, provided that any such counsel shall be reasonably acceptable to Buyer. Buyer acknowledges at the present time that it does not object to the following law firms: Gibson, Dunn and Crutcher: Manatt, Phelps & Phillips and Sullivan & Cromwell. Anything herein to the contrary notwithstanding, Seller's obligation to indemnify, defend and hold harmless Buyer with respect to the ARM Claims shall include, without limitation, (i) any restitution amounts ordered or requested by any regulatory agency with authority over Seller or Buyer as well as any civil money penalties and other costs and expenses incurred by Buyer and (ii) all audit, adjustment and correction, documentation and other expenses and costs relating to the resolution of any ARM Claim.

The parties acknowledge, recognize and agree that the Seller's manner of servicing of the adjustable rate Mortgage Loans on or before the Transfer Date(s) shall, as a practical matter, require the Buyer to service such Mortgage Loans in a similar fashion after the Transfer Date(s). Accordingly, the parties agree that the provisions of this section 5.01.02 shall apply notwithstanding the fact that Buyer continues, after the Transfer Date(s), to service the adjustable rate Mortgage Loans in substantially the same manner as Seller did on or before the Transfer Date(s).

Seller's indemnification obligation under this Section 5.01.02 shall be a payment obligation and not merely a reimbursement obligation, it being understood that the parties have a "contrary intention" with respect to the provisions of paragraph 2 of Section 2778 of the California Civil Code as in effect on the date of this Agreement.

     5.01.03.  The indemnity of the Buyer by the Seller provided in this Section
5.01 shall remain in full force and effect for as long the representations and warranties survive.


     5.02.   Indemnification of Seller by Buyer

     5.02.01 Buyer hereby agrees to indemnify and hold Seller harmless against any claim, cause of Action, suit proceedings or demand, and any and all losses, liabilities, costs and expenses of any nature whatsoever associated therewith Seller's ("Claims") arising out of, or in connection with, directly or indirectly, and breach of any representation or warranty or any other obligation of Buyer under this Agreement, any state of facts existing after the Transfer Date which did not exist prior to the Transfer Date, involving the Servicing Rights, Mortgage Loans and/or Pools subject to this Agreement, whether or ont such Seller's Claims relate to the Servicing Rights, or this Agreement including but not limited to:

(A) Any and all Seller's Claims involving unfair collection practices, failure to disclose, deceptive acts or practices, breach of contract, the collection of usurious interest and the like, pertaining to the subject matter of this Agreement, and based upon a state of facts existing after the Transfer Date, which did not exist prior to the Transfer Date.

(B) Any misrepresentation made by Buyer pursuant to this Agreement, or in any schedule, statement or certificate furnished by Buyer pursuant to this Agreement.

(C) Any breach of warranty by Buyer, or the nonfulfillment of any covenant of buyer contained in this Agreement, or in any schedule, statement or certificate furnished by Buyer pursuant to this Agreement.

(D) Any and all actions of Buyer, its employees, representatives and agents, whether by omission or commission, pertaining to the subject matter of the Agreement and occurring after the Transfer Date, which did not exist prior to the Transfer Date, which materially adversely affect the enforceability of the instruments securing a Mortgage Loan or the collectability of the Mortgage Notes.

Section 5.03.  Notification of Claims for Indemnification

     5.03.01. Buyer agrees to promptly notify Seller in writing of the existence of any fact known to Buyer giving rise to any obligations of Seller under Section 5.01.01, and any fact known to Buyer which may give rise to any such obligations. Buyer agrees promptly to notify Seller of the making of such Claim or the commencement of such action by a third party as and when same becomes known to Buyer. Seller shall be entitled to participate in the defense of any action brought by a third party against Buyer, which may give rise to any obligation of Seller, and, at Buyer's and Seller's election, to direct the defense thereof at Seller's own expense. In the event that any cost, expense, judgment or award is incurred by or levied against Buyer where Seller has undertaken the defense of any such action, Seller shall pay or reimburse the full amount of any such cost, expense, judgment or award to or for the benefit of Buyer. Seller shall have thirty (30) days from receipt of such notice, in accordance with Section 6.05, to cure the condition or state of facts giving rise to any obligations of Seller under Section 5.01.01. Unless Buyer or Seller is required by an Investor to repurchase a Mortgage Loan or indemnify an Investor with respect to a Mortgage Loan in the meantime, in no event shall Seller be required to repurchase any Mortgage Loan, pay any money or tender any performance under Section 5.01.01 until the expiration of this thirty (30) day period. If Seller elects to defend any actions in accordance with this Section, Seller shall not be liable under Section 5.01.01 for the payment of legal fees of Buyer with respect to such action, from and after the date that Seller assumes such defense.

     5.03.02 Seller agrees to promptly notify Buyer in writing of the existence of any fact know to Seller giving rise to any obligations of Buyer under Section 5.02.01, hereof or elsewhere in this Agreement and, in the case of any Claim or any litigation brought by a third party, any fact known to Seller which may give rise to any such obligations. Seller agrees promptly to notify Buyer of the making of such claim or the commencement of such action by a third party as and when same becomes known to Seller. Buyer shall be entitled to participate in the defense of any action brought by a third party against Seller which may give rise to any obligation of Buyer, and, at its election, to direct the defense thereof at its own expense. Buyer shall have thirty (30) days from receipt of such notice, in accordance with Section 6.07, to cure the condition or state of facts giving rise to any obligations of Seller under Section 5.02.01. In no event shall Buyer be required to pay any money or tender any performance under
Section 5.02.01 until the expiration of this thirty (30) day period. If Buyer elects to defend any actions in accordance with this Section, Buyer shall not be liable under Article V for the payment of legal fees and expenses of Seller with respect to such action, from and after the date that Buyer assumes such defense.

     5.03.03 For purposes of Article V, the term "Mortgage Loan(s)" shall include within its definition Foreclosure Mortgages if any Foreclosure Mortgages are transferred to Buyer pursuant to this Agreement.

     5.03.04 Should Seller fail to meet the requirements to qualify as an adequately capitalized institution under FDICIA, (Federal Deposit Insurance Corporation Improvement Act) or fail to meet any other minimum regulatory capital requirement to which it is subject, Buyer may offset against any amounts due to Seller hereunder with respect to any Mortgage Loans owned by Seller and serviced by Buyer after the Transfer Date(s) ("Seller Owned Mortgage Loans") such amounts as may be owed by Seller to Buyer under Section 5.01 of this Agreement. Seller hereby grants to Buyer a security interest in and to all amounts due to Seller hereunder with respect to the Seller Owned Mortgage Loans as further security for Seller's performance of all of Seller's obligations under Section 5.01 of this Agreement. In the event of any default by Seller in the performance of any of its obligations under Section 5.01 of this Agreement, Buyer may exercise any of the remedies provided to a secured creditor under the California Commercial Code. Buyer's right of offset under this Section 5.03.04 and the security interest created by this Section 5.03.04 shall survive any sale, transfer, pledge or other disposition of all or any interest in any Seller Owned Mortgage Loan, and Seller shall so notify, in writing, each purchaser of all or any such interest. Seller shall require each such purchaser and its successors) to similarly notify subsequent purchasers. Seller shall require each such purchaser to assume, in writing, joint and several liability, for all of Seller's obligations under Section 5.01 of this Agreement. Seller shall require each such purchaser (and its successors) to similarly require subsequent purchasers to assume in writing, joint and several liability under Section 5.01 of this Agreement. No such assumption of liability shall release Seller or any subsequent purchaser from liability under section 5.01 of this Agreement.

     ARTICLE VI.

     Loan Repurchase

Section 6.01.   Seller's Repurchase After Sale Date.

     If Buyer should be required or demanded to repurchase any Mortgage Loan by any Investor after the Sale Date for reasons resulting from improper, incorrect, missing and or fraudulent documentation related to a Mortgage Loan, of a breach of a Seller's representation(s) and warranties hereunder or Seller's improper pooling, errors, omissions, origination or servicing of such Mortgage Loan prior to the Transfer Date or for reasons relating to the certification status of the pools, Seller, at the request of Buyer, shall provide Buyer with funds for the repurchase of said Mortgage Loan on the earlier of thirty (30) days of Buyer's written demand or the date by which the Investor has requested Buyer to indemnify or to repurchase the Mortgage Loan. The funds to be provided by Seller to Buyer pursuant to this section shall for the first five years, after the Sale Date, be equal to the then current unpaid principal balance times 1.142% plus
                                                                  ------
the unpaid principal balance and any premium for the Mortgage Loan requested and paid for by the Investor, accrued unpaid interest paid by Buyer to Investor, plus any unpaid advances. Subsequent to the end of the five year period after the Sale Date, repurchases would be consummated by payment of all unpaid advances then in existence, reimbursement of any premiums to Investor, the unpaid principal balance and accrued, unpaid interest paid by Buyer to Investor.

Section 6.02   Seller' Right to Contest Repurchase

Seller shall have the right to contest any repurchase request of any Investor, pursuant to the Investor requirements and within the Investor time limits as they may be extended. However, if Buyer, pursuant to an Investor request, has to repurchase or suffers any damages in the meantime, then Seller shall, notwithstanding any contest or defense, repurchase the Mortgage Loan and otherwise make Buyer whole at the time of Buyer' request.

Section 6.03   Buyer's re-assignment of Mortgage Loan to Seller

Promptly upon any repurchase of a Mortgage Loan by Buyer using Seller funds pursuant to 6.01, Buyer shall take all appropriate actions, execute all necessary instruments and documents to re-assign such Mortgage Loan and related Servicing Rights to Seller and return all Mortgage Loan Files and Records to Seller.

Section 6.04   Buyer's Repurchase

If Buyer should be required to repurchase any Mortgage Loan by any Investor, at any time after the Sale Date for reasons resulting from the improper servicing, error or omission of Buyer, then Seller shall not be responsible for the repurchase of said Mortgage Loan.

Section 6.05   Seller's Cure Rights

Within 30 days of Seller's receipt of a notice from Buyer of a claim under
Article V or a repurchase or indemnity request by an investor, Seller shall cure the condition or state of facts giving rise to such claim or if a cure cannot reasonably be completed such within such 30 days period, Seller shall have commenced a cure for and hereby agrees to diligently pursue such cure to completion provided, however, Seller may continue to pursue such cure for a reasonable time beyond the 30 days period for so long as Buyer is not required by an investor to repurchase or indemnify the Investor with respect to the Mortgage Loan which is the subject of the cure. However, if Buyer, pursuant to an Investor request, has to repurchase, indemnify or if Buyer suffers any damages in the meantime, then Seller shall, notwithstanding any cure or cure period, repurchase the Mortgage Loan and otherwise make Buyer whole at the time of Buyer's request.


     ARTICLE VII.

     Miscellaneous Provisions

Section 7.01.  Integration

     This Agreement constitutes a final and complete integration of the Agreement of the parties respecting the subject matter hereof, thereby superseding all previous or contemporaneous oral and written agreements. There are no contemporaneous oral agreements relating to the subject matter of this Agreement.

Section 7.02.  Modification

     7.02.01. This Agreement may not be changed orally but only by an agreement in writing signed by all parties. Subject to the foregoing, any of the terms or conditions of this Agreement may be waived or modified at any time by the party entitled to the benefit thereof, but no such waiver, express or implied, shall affect or impair the right of the waiving party to require observance, performance or satisfaction of either (1) the same term or condition as it applied to a subsequent or previous occasion of (2) any other term or condition hereof.

Section 7.03.  Severability

     If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity of the remaining provisions.

Section 7.04.  Successors

     This Agreement shall inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each party.

Section 7.05.  Governing Law

     7.05.01. This Agreement is entered into and its construction and rights, remedies and obligations arising by, under, through, or an account of it shall be governed by the laws of the State of California.

Section 7.06.  Assignability

     Buyer shall have the right, without Seller's consent, to assign and transfer this Agreement and all rights, obligations, benefits, privileges and Agreements incident of Buyer provided, however, Buyer shall not be permitted to assign and transfer this Agreement without Seller's consent, such consent not to be unreasonably withheld, prior to the payment by Buyer to Seller of 100% of the purchase price, and provide further that the Servicing Rights for Mortgage Loans for which Seller is the Investor may not be assigned without Seller's consent, such approval not to be unreasonable withheld.

Section 7.07.  Notices

     Any notice provided for or permitted hereunder shall be in writing and sent by certified mail, return receipt requested, addressed to the parties at their respective addresses set forth in the preamble hereof. All such notices shall be addressed to the attention of the Senior Vice President of Seller and Vice President, Loan Administration for the Buyer. The giving of notice shall be complete three (3) Business Days after depositing of it, properly addressed and postage prepaid, with the United States Postal Service. Failure to conform to the requirement that mailing be done by certified mail shall not defeat the effectiveness of notice actually received by the addressees, but such notice shall be deemed given only upon such actual receipt. Address for notices may be changed by giving notice hereunder.

Section 7.08.  Attorney Fees, Costs, etc.

     If any action at law or in equity, including an action for declaration relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party. Such fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose. Such fees shall be in addition to any other relief that may be awarded.

Section 7.09.  Independent Contractor

     At no time shall Seller represent that it is acting as an agent for or on behalf of Buyer. At all times, Seller shall act as an independent contractor. At no time shall Buyer represent that it is acting as an agent for or on behalf of the Seller. At all times Buyer shall act as an independent contractor.

Section 7.10.  Broker's Fees

     Each party will indemnify the other against claims by any person claiming a finder's fee, commission, transfer or termination fee in connection with the negotiation or consummation of this Agreement or the transaction contemplated hereby. The parties acknowledge that a fee is due Countrywide Servicing Exchange and that Seller shall pay such fee.

Section 7.11  Captions

     Section captions in this Agreement are for ease of reference only and shall be given no substantive or restrictive meaning or significance whatsoever.

Section 7.12.  Counterparts

     This Agreement may be executed in multiple counterparts, each of which shall be an original regardless of whether all parties sign the document. Regardless of the number of counterparts, they shall constitute only one Agreement.

Section 7.13.  Exhibits to the Agreement

     The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 7.14.  Transfer Standards

     The parties each agree to use its best efforts to execute the transfer of the Servicing Rights contemplated in accordance with MBA's "Servicing Transfer Standards of Practice", applicable laws and regulations, and Federal guidelines. Transfer procedures required by Buyer and to be followed by Seller are attached hereto as Exhibit E and by reference made a part hereof.

Section 7.15.  Documentation

     7.15.01. Prior to the Transfer Date, Seller shall deliver to Buyer a certification from the Seller or its Custodian that all Pools are documented and certified in accordance with Investor guidelines and applicable law and regulations. Seller will deliver a copy of the inventory of Pools with such certification. Such inventory and certification shall be in a form and content satisfactory to Buyer. Seller will have their document custodian(s) contact Buyer by letter to provide a status report of all Pools under their control that are to be transferred as contemplated hereunder. Such custodian status reports (if applicable), will be delivered to Buyer each month until the transfer is completed and such reports will commence no later than thirty (30) days after the Transfer Date.

     7.15.02. Not later than the Transfer Date, Seller shall deliver to Buyer a certification from the Seller that all original documents including the Mortgage Note, PMI, title policy assignments to Investor, intervening assignments not properly held by the custodian or Investor are held by the Seller for each of the Mortgage Loans, and all such documents have been inventoried and accounted for by the Seller. Seller shall deliver to Buyer a copy of said inventory with such certification and inventory in a form and content satisfactory to the Buyer, by placing a copy of all such documents in the Seller's servicing file, identified with the Seller's loan number, for delivery to Buyer together with a copy of said inventory on the Transfer Date.

     7.15.03. All servicing files will be organized and fastened on file folders that are clearly labeled with the Mortgagor's name and loan number as specified by Buyer.

     7.15.04. Original loan documents for each loan held by the custodian will be filed in a separate file, labeled with the loan and Pool/PC number (if applicable). In addition, all Pool documents will be filed in a separate "Master Pool File" for each Pool held by the custodian, in compliance with all Investor guidelines.

     7.15.05. Seller shall provide Buyer a schedule indicating the location of all the original documents described in Addendum C for the Mortgage Loans not later than the Transfer Date.

Section 7.16.  Termination

     In the event that, (i) the Seller is unable to obtain the necessary Investor approvals to transfer the Servicing Rights to the Buyer, and such Mortgage Loans that cannot be transferred, exceed 5% of the total, or (ii) the Seller is unable to transfer the Servicing Rights as a result of actions taken by regulatory authorities with appropriate jurisdiction, this Agreement shall terminate. Upon such termination, (i) all right, title and interest in the Servicing Rights shall revert to Seller, (ii) Seller shall refund to Buyer any and all portions of the Purchase Price, together with interest, previously paid to the Seller and (iii) the Buyer shall return to the Seller all Mortgage Documents and Records previously delivered to Buyer by Seller at Seller's expense, (iv) Buyer shall promptly execute and deliver to Seller for filing all documents necessary to terminate the assignment to Buyer and transfer to Seller all of Buyer's right, title and interest in the Servicing Rights and (v) Buyer shall refund to Seller all servicing fees received by Buyer during the Interim Period and Seller shall refund all Interim subservicing fees.

IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has cause this Agreement to be duly executed by one of its duly authorized officers as of this 15th day of May, 1995.
     ----        ---------


                                    Fidelity Federal Bank


                                    SELLER: /s/ Julie Chacon
                                           --------------------------
                                           Julie Chacon
                                           Senior Vice President

ATTEST:

Name: /s/ Robert Dalton
     ---------------------------
Its: Asst Secretary
    ----------------------------

                                    Western Financial Savings Bank,

                                    BUYER: /s/ Barbara J. Darling
                                          ---------------------------
                                          Barbara J. Darling
                                          Vice President
                                          Loan Administration

ATTEST:

Name: /s/ Tina Dunstan
      --------------------------
Its: Asst Vice President
     ---------------------------